     As filed with the Securities and Exchange Commission on June 3, 2003
                                                  Registration No. ___-______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                           JEFFERSON BANCSHARES, INC.
             (exact name of registrant as specified in its charter)

          TENNESSEE                                       45-0508261
       ---------------                        (IRS Employer Identification No.)
(State or other jurisdiction of
incorporation or organization)

                               120 EVANS AVENUE
                         MORRISTOWN, TENNESSEE 37814
                                (423) 586-8421
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN
              EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                            (Full Title of the Plan)
                        --------------------------------

                                                   COPIES TO:
ANDERSON L. SMITH
PRESIDENT AND CHIEF EXECUTIVE OFFICER              AARON M. KASLOW, ESQ.
JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION     ERIC S. KRACOV, ESQ.
  OF MORRISTOWN                                    MULDOON MURPHY & FAUCETTE LLP
120 EVANS AVENUE                                   5101 WISCONSIN AVENUE, N.W.
MORRISTOWN, TENNESSEE 37814                        WASHINGTON, D.C.  20016
(423) 586-8421                                     (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

============================================================================================================
Title of each Class of         Amount          Proposed Maximum           Proposed Maximum      Amount of
   Securities to be       to be Registered    Offering Price Per         Aggregate Offering    Registration
     Registered                 (1)                  Share                    Price(2)              Fee
------------------------------------------------------------------------------------------------------------
    Common Stock
   $.01 par Value            166,806 Shares         $11.99(3)                $2,000,000            $162
    Participation
      Interests                 (4)                                                                 (5)
=============================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Jefferson Federal Savings and Loan Association of Morristown
    Employees' Savings & Profit Sharing Plan and Trust (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Jefferson Bancshares, Inc. (the "Common
    Stock") pursuant to 17 C.F.R. ss.230.416(a).
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The average of the high and low price of the Common Stock as reported on July 2, 2003 in accordance with
    17 C.F.R.ss.230.457(c).
(4) In addition, pursuant to 17 C.F.R.ss.230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R.ss.230.457(h).
(5) In accordance with 17 C.F.R. ss.230.457(h), where securities are to be offered pursuant to an employer benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan.
    Accordingly, no separate fee is required for the participation interests.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the "Securities Act") and 17 C.F.R. ss.230.462.

JEFFERSON BANCSHARES, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Jefferson Federal Savings and Loan Association of Morristown Employees' Savings & Profit Sharing Plan and Trust (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule
428. Such documents and the information incorporated by reference pursuant to
Item 3 of Part II of this Registration Statement constitute the prospectus for the Registration Statement.


PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed by Jefferson Bancshares, Inc. (the "Registrant" or the Corporation") with the SEC are incorporated by reference in this Registration Statement:

      (a) The Prospectus filed with the SEC by Jefferson Bancshares, Inc. (the "Registrant") (File No. 333-103961) pursuant to Rule 424(b)(3) on May 20, 2003, which includes: (1) the balance sheet of Jefferson Federal Savings and Loan Association of Morristown as of June 30, 2002 and 2001, and the related statements of earnings, changes in stockholder's equity and cash flows for the years then ended together with the related notes and the report of Craine, Thompson & Jones, P.C., independent auditors.

      (b) The description of the Registrant's common stock contained in Registrant's Form 8-A (File No. 001-31689), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on May 13, 2003, and declared effective May 13, 2003, as incorporated by reference from the Company's Form S-1 (File No. 333- 103961) declared effective on May 13, 2003.

      (c) The Plan's annual report on Form 11-K for the fiscal year ended December 31, 2002, filed with the SEC on July 3, 2003.

      (d) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post- effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

      The Registrant shall indemnify its directors and employees in accordance with the following provision from the Registrant's Charter:

                                  ARTICLE XI
                               Indemnification
                               ---------------

      (A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he
                       ---
or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation's best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation's best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C)
                      --------  -------
hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      (B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Tennessee
                               --------  -------
Business Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on



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



behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.

      The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two
(2) or more directors not at the time party to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, (ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

      The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

      (C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Tennessee Business Corporation Act. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

      (D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in Article XIII of this Charter, or otherwise.

      (E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

      (F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ITEM 8.     EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

      (a)   List of Exhibits (filed herewith unless otherwise noted)

            10    Jefferson Federal Savings and Loan Association of Morristown
                  Employees'
                  Savings & Profit Sharing Plan and Trust1
            23    Consent of Craine, Thompson & Jones, P.C.
            24    Powers of Attorney (contained on the signature pages).
-----------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-103961), as amended, and declared effective on May 13, 2003.

ITEM 9.     UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
            Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act will be governed by the final adjudication of such issue.

                                  SIGNATURES

      THE REGISTRANT.

      Pursuant to the requirements of the Securities Act of 1933, Jefferson Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Morristown, Tennessee on July 3, 2003.


                                    JEFFERSON BANCSHARES, INC.


                                    By: /s/ Anderson L. Smith
                                        ------------------------------------
                                        Anderson L. Smith
                                        President, Chief Executive Officer and
                                        Director
                                        (principal executive officer)

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Smith) constitutes and appoints Anderson L. Smith and Mr. Smith hereby constitutes and appoints John F. McCrary, Jr., as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    Name                            Title                           Date
    ----                            -----                           ----


/s/ Anderson L. Smith         President, Chief                     July 3, 2003
-------------------------     Executive Officer and
Anderson L. Smith             Director
                              (principal executive officer)



/s/ Jane P. Hutton            Treasurer and Secretary              July 3, 2003
-------------------------     (principal accounting and
Jane P. Hutton                financial officer)

/s/ John F. McCrary, Jr.      Director                             July 3, 2003
--------------------------
John F. McCrary, Jr.


/s/ H. Scott Reams            Director                             July 3, 2003
--------------------------
H. Scott Reams



/s/ Dr. Jack E. Campbell      Director                             July 3, 2003
--------------------------
Dr. Jack E. Campbell



/s/ William T. Hale           Director                             July 3, 2003
--------------------------
William T. Hale



/s/ Dr. Terry M. Brimer       Director                             July 3, 2003
--------------------------
Dr. Terry M. Brimer



/s/ William F. Young          Director                             July 3, 2003
--------------------------
William F. Young

THE PLAN.

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Jefferson Federal Savings and Loan Association of Morristown Employees' Savings & Profit Sharing Plan and Trust have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Morristown, Tennessee on July 3, 2003.


                              JEFFERSON FEDERAL SAVINGS AND LOAN
                              ASSOCIATION OF MORRISTOWN EMPLOYEES'
                              SAVINGS & PROFIT SHARING PLAN AND TRUST


                              By:   /s/ Anderson L. Smith
                                    ------------------------------------
                                    Anderson L. Smith
                                    Plan Administrator



                                 EXHIBIT INDEX


                                                                                      Sequentially
                                                                                        Numbered
                                                                                          Page
 Exhibit No.     Description            Method of Filing                                Location
------------     ------------------     -------------------------------------         ------------


     10          Jefferson Federal      Incorporated herein by reference from the
                 Savings and Loan       Exhibit 10.1 contained in the Registration
                 Association of         Statement on Form S-1 (SEC No. 333-
                 Morristown             103961), as amended, and declared effective
                 Employees'             on May 13, 2003.
                 Savings & Profit
                 Sharing Plan and
                 Trust
     23          Consent of Craine,     Filed herewith.
                 Thompson & Jones,
                 P.C.

     24          Power of Attorney      Located on the signature page.
